Filed pursuant to Rule 424(b)(3)

Registration Statement File No. 333-147770

PROSPECTUS SUPPLEMENT DATED FEBRUARY 28, 2008

TO

PROSPECTUS DATED DECEMBER 14, 2007

SOUTHERN TRUST SECURITIES HOLDING CORP.

This prospectus supplement should be read in conjunction with our prospectus dated December 14, 2007, as supplemented on January 16, 2008, and in particular the information described under the heading “Risk Factors” beginning on page 6 of the prospectus.

This prospectus supplement includes the attached Current Report on Form 8-K of Southern Trust Securities Holding Corp. filed with the Securities and Exchange Commission on February 28, 2008.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2008

SOUTHERN TRUST SECURITIES HOLDING CORP.
(Exact name of registrant as specified in charter)

Florida	000-52618	651001593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

145 Almeria Ave., Coral Gables, Florida 33134
(Address of principal executive offices)

(305) 446-4800
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01.

COMPLETION OF ACQUISITION OF DISPOSITION OF ASSETS.

On February 25, 2008, Southern Trust Securities Holding Corp. (the “Corporation”) acquired 150,000 restricted shares of Series A % Convertible Preferred Stock of AR Growth Finance Corp., a Delaware corporation (“AR Growth”) for $1.5 million. Previously, in November 2007, the Corporation purchased 100,000 restricted shares of Series A % Convertible Preferred Stock of AR Growth for $1.0 million. AR Growth used the proceeds to complete its acquisition of a 95% ownership interest in Probenefit, S.A., a privately owned Argentine based holding company comprised of pension and insurance companies as well as a consumer credit card company.

In February 2007, working in concert with Inversora Castellanos, S.A., an Argentine company comprised of executives from SanCor, the largest dairy cooperative in Argentina and Administracion de Carteras S.A., an Argentine company comprised of executives from ArsCap S.A., a financial trustee company, as a group, the Corporation purchased a controlling interest in the common stock of AR Growth, which trades on the Pink Sheets under the symbol “ARGW”.

The Corporation’s Chief Executive Officer, Robert Escobio, is the President and a director of AR Growth and its President, Kevin Fitzgerald, is the Chief Executive Officer and a director of AR Growth. The Corporation owns 869,507 shares of common stock of AR Growth, which following AR Growth’s acquisition of Probenefit, constitutes approximately 4.3% of the outstanding and issued common stock of AR Growth. The Corporation’s 250,000 shares of Series A 8% Convertible Preferred Stock of AR Growth convert to common stock at a rate of 3.9 shares of common to each share of preferred.

On February 27, 2008, the Corporation issued a press release announcing the above-described acquisition and the role of its subsidiary investment bank, Southern Trust Securities, Inc., as financial advisor to AR Growth.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herewith by reference.

ITEM 9.01.

EXHIBITS.

Exhibit Number	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN TRUST SECURITIES HOLDING CORP.

Date: February 28, 2008	By:	/s/ Robert Escobio
Robert Escobio
Chief Executive Officer

Exhibit 99.1

Southern Trust Acts as Financial Advisor in AR Growth Finance Corp. Acquisition of Probenefit S.A. and Invests in Preferred and Common Stock of AR Growth

CORAL GABLES, Fla., Feb. 27 /PRNewswire-FirstCall/ -- Southern Trust Securities Holding Corp. (OTC Bulletin Board: SOHL), a financial services company offering broker-dealer, investment banking, investment advisory and wealth management services, has acted as the financial advisor to AR Growth Finance Corp. (AR Growth) (Pink Sheets: ARGW.PK) in its completed acquisition of 95% of Probenefit S.A. ('Probenefit'). Further, as part of this transaction, Southern Trust purchased $2.5 million of AR Growth's newly issued Series A Convertible Preferred Stock as well as common stock of AR Growth.

AR Growth is a public holding company established to invest in finance related companies in Argentina and ultimately throughout South America. Probenefit is a privately owned Argentine based holding company comprised of pension and insurance companies as well as a consumer credit card company. Probenefit had approximately $19.2 million in revenue and $3.2 million in profits for the year ended December 31, 2007. Further, Probenefit has just acquired control of additional pension and insurance companies during February 2008. As a result of these transactions Probenefit's pension related companies will have approximately $800 million in assets under management, and its insurance companies approximately $250 million in assets under management. Probenefit provides its financial services through 1,000 employees in 50 offices to over 500,000 clients across Argentina.

Concurrent with the acquisition of Probenefit by AR Growth, Southern Trust purchased $2.5 million of AR Growth's newly issued Series A 8% convertible Preferred stock. The Series A 8% Convertible Preferred stock is convertible into shares of common stock of AR Growth at a conversion price for AR Growth of $2.56 per share. In addition, Southern Trust owns 869,507 common shares of AR Growth, which constitutes approximately 4.3% of the outstanding and issued common shares of AR Growth.

Southern Trust Chief Executive Robert Escobio commented: 'We are very excited to have been able to advise in the acquisition of Probenefit. We believe this transaction is significant because of the structure that was utilized to consummate this purchase in Argentina. We are very confident in AR Growth's and Probenefit's business strategies and their ability to create shareholder value. As preferred and common shareholders of AR Growth we are looking forward to working closely with AR Growth's management team to increase its value for both AR Growth and Southern Trust shareholders.'

About Southern Trust Securities Holding Corp. ('STSHC')

STSHC is a financial services company offering securities brokerage, investment banking, asset management and private wealth management for a growing base of retail and institutional, corporate, and high-net-worth clients primarily in Latin America and Asia. STSHC services include access to international investment opportunities in U.S. and foreign capital markets, offshore entities for financial planning, and cross-border transactions, including private placements, bridge financing and reverse mergers into publicly-traded shell corporations. STSHC operates through its subsidiaries, Southern Trust Securities, Inc. (STSI) and Southern Trust Securities Asset Management, Inc. (STSAM), and affiliated Geneva-based International Private Wealth Management S.A. (IPWM). STSI is a member of the Securities Investors Protection Corporation (SIPC), National Futures Association (NFA), Financial Industry Regulatory Authority (FINRA), and Municipal Securities Review Board (MSRB). STSI clears trades through, and maintains client accounts with, Pershing LLC, a wholly owned subsidiary of The Bank of New York Mellon Co.

Forward- Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Except as otherwise required by federal securities laws, the Corporation undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.

SOURCE Southern Trust Securities Holding Corp.

Source: PR Newswire (February 27, 2008 - 11:36 AM EST)